                                                                       EXHIBIT V

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES
                              ADDITIONAL EXHIBITS

    A supplemental Consolidated Statement of Earnings schedule has been provided for informational purposes only, to exclude the effects of a $435 million non-recurring, non-tax deductible charge for purchased in-process research and development in connection with the Tivoli Systems, Inc. and Object Technology International, Inc. acquisitions in March, 1996. The 1995 results also exclude the effects of the third quarter charge of $1,840 million for purchased in-process research and development in connection with the Lotus Development Corporation acquisition. This supplemental statement is shown in Exhibit V(a).

    These charges are discussed on pages 54 and 55 of IBM's 1996 Annual Report to Stockholders.

                                                                    EXHIBIT V(A)

                  INTERNATIONAL BUSINESS MACHINES CORPORATION

                            AND SUBSIDIARY COMPANIES

                SUPPLEMENTAL CONSOLIDATED STATEMENT OF EARNINGS*

                                 1996 AND 1995

                                  (UNAUDITED)

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)                                                  1996       1995
--------------------------------------------------------------------------------------------  ---------  ---------
Revenue:
  Hardware sales............................................................................  $  36,316  $  35,600
  Services .................................................................................     15,873     12,714
  Software..................................................................................     13,052     12,657
  Maintenance...............................................................................      6,981      7,409
  Rentals and financing ....................................................................      3,725      3,560
                                                                                              ---------  ---------
Total revenue...............................................................................     75,947     71,940
Cost:
  Hardware sales............................................................................     23,396     21,863
  Services .................................................................................     12,647     10,041
  Software..................................................................................      4,082      4,428
  Maintenance...............................................................................      3,659      3,652
  Rentals and financing ....................................................................      1,624      1,589
                                                                                              ---------  ---------
Total cost..................................................................................     45,408     41,573
Gross profit................................................................................     30,539     30,367
Operating expenses:
  Selling, general and administrative.......................................................     16,854     16,766
  Research, development and engineering.....................................................      4,654      4,170
                                                                                              ---------  ---------
Total operating expenses....................................................................     21,508     20,936
Operating income............................................................................      9,031      9,431
Other income, principally interest..........................................................        707        947
Interest expense............................................................................        716        725
                                                                                              ---------  ---------
Earnings before income taxes................................................................      9,022      9,653
Provision for income taxes .................................................................      3,158      3,635
                                                                                              ---------  ---------
Net earnings ...............................................................................      5,864      6,018
Preferred stock dividends and transaction costs ............................................         20         62
Net earnings applicable to common shareholders..............................................  $   5,844  $   5,956
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Net earnings per share common stock.........................................................  $   11.06  $   10.46
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Average number of common shares outstanding (millions) .....................................      528.4      569.4

------------------------

*   See text in Exhibit V